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                                  EXHIBIT 11.1
                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
          (in thousands of dollars except share and per share amounts)
                                   (unaudited)

                                      BASIC


                                                         THIRD QUARTER                        NINE MONTHS
                                                 ----------------------------        ----------------------------
                                                    1998              1997              1998              1997
                                                 ----------        ----------        ----------        ----------
Actual common shares outstanding                  4,032,882         3,896,937         4,032,882         3,896,937

Weighted average common shares issued
   upon exercise of stock options                    49,528            52,795            77,922            39,544

                                                 ----------        ----------        ----------        ----------
Total weighted average shares outstanding         4,082,410         3,949,732         4,110,804         3,936,481
                                                 ==========        ==========        ==========        ==========

Net income                                       $      940        $      878        $    1,955        $    2,517
                                                 ==========        ==========        ==========        ==========

Net income per share                             $     0.23        $     0.22        $     0.48        $     0.64
                                                 ==========        ==========        ==========        ==========

                                     DILUTED

                                                         Third Quarter                        Nine Months
                                                 ----------------------------        ----------------------------
                                                    1998              1997              1998              1997
                                                 ----------        ----------        ----------        ----------
Actual common shares outstanding                  4,032,882         3,896,937         4,032,882         3,896,937

Weighted average common shares issued
   upon exercise of stock options                    49,528            52,795            77,922            39,544

Common shares issuable under
   outstanding stock options                        129,939           113,315           122,352           113,315

                                                 ----------        ----------        ----------        ----------
Total weighted average shares outstanding         4,212,349         4,063,047         4,233,156         4,049,796
                                                 ==========        ==========        ==========        ==========

Net income                                       $      940        $      878        $    1,955        $    2,517
                                                 ==========        ==========        ==========        ==========

Net income per share                             $     0.22        $     0.22        $     0.46        $     0.62
                                                 ==========        ==========        ==========        ==========